Exhibit 99.1

Press Release

Pernix Therapeutics Holdings, Inc. Enters into Asset Purchase Agreement with Certain Funds Managed by Highbridge Capital Management

Transaction that includes the sale of substantially all of Pernix’s assets to be valued at $75.6 million

Pernix voluntarily files for Chapter 11 protection

Pernix intends to continue to operate with no disruption to the availability of Pernix products and patient support services

MORRISTOWN, N.J., February 19, 2019 (GLOBE NEWSWIRE) – Pernix Therapeutics Holdings, Inc. (NASDAQ: PTX) (“Pernix” or the “Company”), a holding company that owns several subsidiaries, including specialty pharmaceutical companies, today announced that it has entered into an Asset Purchase Agreement with certain funds managed by Highbridge Capital Management, LLC (collectively “Highbridge”). The Agreement serves as an initial “stalking-horse bid” to acquire substantially all of the assets of the Company and its subsidiaries, including the rights to all branded and generic products (the “Products”), for approximately $75.6 million in the form of cash and credit bid consideration. The Agreement is subject to court approval and a competitive auction process.

Pernix has also initiated voluntary proceedings under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware to undertake its restructuring and sale process. The Company and its subsidiaries fully intend to continue operations while the Company works to complete its sale and restructuring process. Pernix has obtained a commitment from Highbridge for debtor-in-possession ("DIP") financing of approximately $29.1 million, with an additional accordion facility of $5 million. Proceeds from the DIP financing, in addition to cash flow from operations, will be used to ensure that the Products remain available to patients and will otherwise fortify the Company’s balance sheet.

"We believe that pursuing this restructuring and sale process is in the best interest of the Company and our stakeholders,” said John Sedor, Chief Executive Officer of Pernix. “It allows us to ensure that patients continue to have uninterrupted access to our life-changing medications and patient support services while also allowing Pernix to address its financial position.”

Closing of the proposed transaction is subject to the receipt of applicable regulatory approvals, the satisfaction or waiver of other customary closing conditions and Court approval.

The Company is working to conclude the sale process by or before May 2019.

Additional Information:

Additional information about this case is available by calling the Company's Restructuring Information Line at (U.S. Toll Free): (844) 339-4361 or (Outside of US and Canada): +1 (347) 761-3288. Information is also available at https://cases.primeclerk.com/pernix.

Pernix is being advised by Guggenheim Securities, LLC, Davis Polk & Wardwell LLP, and Ernst & Young LLP.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Statements including words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions are forward-looking statements.  These statements reflect the Company’s current views, expectations and beliefs concerning future events.  In addition, any statements related to Pernix’s plans to sell all of its assets pursuant to Chapter 11 of the U.S. Bankruptcy Code; Pernix’s intention to continue operations while Pernix works to complete its sale and restructuring process; Pernix’s intended use of the proceeds from the DIP financing; Pernix’s belief that the restructuring and sale process will be in the best interest of the Company and its stakeholders; the continued uninterrupted access to the Company’s medications and patient support services during the Chapter 11 proceedings; Pernix’s goal to conclude the sale process by May 2019 and other statements regarding the Company’s strategy and future operations, performance and prospects are forward-looking statements. Such plans, expectations and statements are as to future events and are not to be viewed as facts, and reflect various assumptions of management of the Company and are subject to significant business, financial, economic, operating, competitive, litigation and other risks and uncertainties and contingencies (many of which are difficult to predict and beyond the control of the Company) that could cause actual results to differ materially from the statements included herein, including, without limitation: the potential adverse impact of the Chapter 11 filings on Pernix’s liquidity and results of operations; changes in Pernix’s ability to meet its financial obligations during the Chapter 11 process and to maintain contracts that are critical to its operations; the outcome and timing of the Chapter 11 process and the proposed auction and asset sale; the effect of the Chapter 11 filings and proposed asset sale on Pernix’s relationships with vendors, regulatory authorities, employees and other third parties; possible proceedings that may be brought by third parties in connection with the Chapter 11 process or the proposed asset sale; uncertainty regarding obtaining bankruptcy court approval of a sale of Pernix’s assets or other conditions to the proposed asset sale; and the timing or amount of any distributions, if any, to the company’s stakeholders. The inclusion of forward-looking statements should not be regarded as a representation by Pernix that any of its plans will be achieved.  Investors should note that many factors, including those more fully described in Pernix’s filings with the Securities and Exchange Commission (“SEC”) (including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2017 and its Quarterly Report on Form 10-Q for the Quarterly Period ended September 30, 2018 and other filings with the SEC), could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in forward-looking statements, such as those contained in this press release. The forward-looking statements in this press release are qualified by risk factors identified by the Company. These risk factors, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

About Pernix Therapeutics Holdings, Inc.

Pernix Therapeutics Holdings, Inc., a holding company that owns several subsidiaries, including specialty pharmaceutical companies, including Pernix Therapeutics, LLC, a specialty pharmaceutical business focused on acquiring and commercializing prescription drugs, primarily for the therapeutic areas of Pain and Neurology within the U.S. market, as well as Macoven Pharmaceuticals, L.L.C., and Cypress Pharmaceuticals, Inc., which market a portfolio of generic products.

Contact Information:

Edelman Financial Communications

Pernix@edelman.com